EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan of Aprea Therapeutics, Inc. of our report dated August 20, 2019 (except for the retroactive effect of the 1-for-1.6045 stock split of the Company’s common stock as described in Note 1, as to which the date is September 27, 2019), with respect to the balance sheet as of July 11, 2019 of Aprea Therapeutics, Inc., and our report dated August 20, 2019 (except for the retroactive effect of the 1-for-1.6045 stock split of the Company’s preferred and common stock as described in Note 1, as to which the date is September 27, 2019), with respect to the consolidated financial statements of Aprea Therapeutics AB for the years ended December 31, 2017 and 2018, included in the Registration Statement (Form S-1 No. 333-233662) and related Prospectus of Aprea Therapeutics, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

November 18, 2019